Sponsorship Commitment Form




This letter will set forth the basic terms and conditions under which you have agreed to participate in the Eric Davis Score Against Colon Cancer "Event" campaign which is a public event to take place in 18 National League cities beginning in April 1999.

You have agreed with Celebrity Images, representatives for Eric Davis, "ARTIST", to participate in the Event as a sponsor. Your package includes the following:

Three Strike Sponsor - $100,000 Industry exclusivity Signage at each tour site Company logo on all print material
Company logo on all giveaway promotional items (t-shirts, water bottles, etc.) Link to campaign website Right to provide product coupons/information at tour sites Company information and product information in press kits

You understand that Celebrity Images will be acting in reliance upon your commitment as set forth herein. Further, Celebrity Images will be representing to others that you have agreed to participate in the Event. Therefore, you agree not to withdraw from the Event without good cause and without giving Celebrity Images prior written notice.

In addition, you agree that your company name, and company history may be used in connection with the advertisement and/or promotion of the Event without your approval, provided that no such shall constitute or amount to an endorsement by Artist.

As remuneration for the above-mentioned sponsor services, Lexon agrees to pay the amount of US$100,000 to Celebrity Images on behalf of the Event. Celebrity Images agrees to use the $100,000 solely in connection with the Score Against Colon Cancer Event.

You understand that Celebrity Images is acting as your authorized representative to facilitate the rendering of your services at the Events and is not making any guaranty to you that the Events will be held. Celebrity Images will advise you of any changes in connection with your services at the Event once Celebrity Images receives notification, if any, from the Artist. Celebrity Images shall have no right or authority to bind Lexon in contract or otherwise.

The term of this Agreement shall be as follows:

1.   This Agreement may not be assigned by either party.

2. The parties agree that failure of Artist to comply with the terms hereof as a result of injury, illness, war, riot, national police action, act of God or any other cause beyond Artist's control shall not constitute a breach of this Agreement. In the event the Score Against Colon Cancer tour is cancelled, the funds not used in the promotion thereof shall be given to the American Cancer Society for colon cancer research.

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3.   Any controversy or claim arising out of or relating to the  construction or applications of any term, provision, or condition of this Agreement shall comply with and be governed in accordance with the laws of the State of Maryland as applicable to contracts made and performed entirely within the State of Maryland and shall be settled by final and binding arbitration, in Baltimore, MD, under the Commercial Arbitration Rules of the American Arbitration Association.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

Lexon, Inc.                                Celebrity Images
                                           On behalf of Eric Davis





By:  /s/ GIFFORD MABIE                      By:  /s/ ANGELA HUNT

Title: President                            Title: President


Date:  March 15, 1999                       Date:   March 24, 1999